SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 33-67422
                                                --------

                             Sabreliner Corporation
                             ----------------------
             (Exact name of registrant as specified in its charter)

              Pierre Laclede Center, Suite 1500, 7733 Forsyth Blvd.,
                         St. Louis, Missouri 63105-1821
                            Telephone: (314) 863-6880
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               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                          12-1/2% Senior Notes Due 2003
                        --------------------------------
                            (Title of each class of
                        securities covered by this Form)

                                      None
                   ------------------------------------------
                   (Titles of all other classes of securities
                        for which a duty to file reports
                    under section 13(a) or 15(d) remain(s))

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)     [ ]                     Rule 12h-3(b)(1)(ii)   [ ]
  Rule 12g-4(a)(1)(ii)    [ ]                     Rule 12h-3(b)(2)(i)    [ ]
  Rule 12g-4(a)(2)(i)     [ ]                     Rule 12h-3(b)(2)(ii)   [ ]
  Rule 12g-4(a)(2)(ii)    [ ]                     Rule 15d-6             [X]
  Rule 12h-3(b)(1)(i)     [ ]

Approximate number of holders of record
as of the certification or notice date:  None
                                         ----

     Pursuant to the requirements of the Securities Exchange Act of 1934 Sabreliner Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: September 29, 1998               By: Winthrop, Stimson, Putnam & Roberts
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                                           By: /s/ Arthur H. Fredston
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